Exhibit 99.2
For Release August 4, 2010
1:00pm Pacific
Clearwire Announces New 4G LTE Technology Trials
Expected to Yield Unmatched Wireless Speeds in the U.S.
•	Initial Tests Expected to Demonstrate Real-World Download Speeds Ranging from 20-70 Mbps, Significantly Faster than the 5-12 Mbps Expected from Other Operators in the U.S

•	New Trials to Showcase Unique Advantages of Clearwire’s Vast Spectrum Holdings and Flexibility of Company’s All-IP Network Architecture to Test Multiple Coexistence Scenarios Between LTE and WiMAX

•	Unprecedented Technical Trials to Test Both FDD LTE and TDD LTE Using Commercially Available Equipment on One of World’s Most Widely Used 4G Frequency Band by Global Operators
KIRKLAND, Wash. — August 4, 2010 — Clearwire Corporation (NASDAQ: CLWR), a leading provider of wireless broadband services and operator of the largest 4G network in the country, today announced plans to conduct 4G LTE technology trials expected to yield unmatched wireless speeds in the U.S., and to test multiple coexistence scenarios between LTE and WiMAX radio technologies. The new tests are designed to showcase the unique capability of Clearwire’s unmatched spectrum holdings and examine a variety of potential future technology combinations that could yield additional benefits to consumers and shareholders.
“Clearwire’s unmatched spectrum and all-IP network make us the only service provider in the U.S. able to conduct tests of this nature and on this scale,” said Dr. John Saw, Clearwire’s chief technology officer. “As we have consistently stated, we remain technology agnostic, but WiMAX provides us with unique advantages to meet the needs of our customers today. Ultimately, consumers don’t care about technical acronyms, but they do care about quality and affordable Internet services that work where and when they want, and that’s what we’re focused on delivering. Part of our technical due diligence at Clearwire is to be prepared to leverage a number of possible opportunities as we future-proof our network, and that’s the goal of these tests.”
The company expects the technical trials to demonstrate that Clearwire’s 4G network can deliver significantly higher performance using LTE technologies than any other operator. Clearwire plans to conduct the tests in collaboration with Huawei Technologies, the same infrastructure provider which deployed the world’s first commercial LTE network in Europe, using the same spectrum band and flexible base station platform that Clearwire utilizes in the United States. In the same vein, Clearwire will also be testing LTE on Samsung Electronics’ common base station platform which it currently uses for its mobile WiMAX deployments. During the trials, Cleawire will collaborate with Beceem, and other partners, to determine the best methods for enabling end-user devices to take advantage of a potential multi-mode WiMAX/LTE network. Other participating vendors for Clearwire’s technical trials are expected to be named at a later date. In addition, due to the global dominance of the 2.5 GHz — 2.6 GHz spectrum band, a number of large wireless operators are expected to participate with Clearwire on these tests. Additional details about those companies are also expected to be disclosed at a later date. The tests will be conducted in the fall and throughout early 2011 in Phoenix, Arizona.
Dr. Saw continued, “The 2.5 GHz spectrum band is universally allocated for global 4G deployments, so it has the potential to create one of the world’s most robust ecosystem across billions of devices. We believe this commonality will result in a massive diversity of mobile devices and applications, at comparably low costs, due to unmatched economies-of-scale. In a 4G world, wireless coverage is important, but capacity is king. This capacity is a unique and sustainable advantage for Clearwire, thanks to our all-IP network and unmatched spectrum holdings.”

Test Scenarios
Clearwire expects to conduct tests across three key areas:
•	FDD LTE: Clearwire intends to conduct FDD LTE (Frequency Division Duplex) tests using 40 MHz of spectrum, paired in 20 MHz contiguous channels, of its 2.5 GHz spectrum. Clearwire expects to confirm the capability to produce real-world download speeds that range from 20-70 Mbps. This is expected to be significantly faster than the 5-12 Mbps speeds currently envisioned by other LTE deployments in the U.S, which will rely on smaller pairs of 10 Mhz channels or less.

•	TDD LTE: Clearwire will concurrently test TDD LTE (Time Division Duplex), in a 20 MHz configuration, which is twice the channel size currently used in its 4G WiMAX deployments.

•	WiMAX and LTE: Clearwire will also test WiMAX co-existence with both FDD LTE and TDD LTE to confirm the flexibility of its network and spectrum strength to simultaneously support a wide-range of devices across its all-IP network.
The company also restated its commitment to use WiMAX technology for its current 4G build plan. Since the company expects that a significant number of LTE devices will be available in coming years, Clearwire is conducting technical trials to determine how it could potentially add LTE technology to coexist with WiMAX.
Additional details about the new technology tests were not disclosed. General information about Clearwire is available at http://www.clearwire.com. For more information about CLEAR 4G service, visit www.clear.com or The CLEAR Blog www.theclearblog.com. You can also follow CLEAR information on Twitter at @Clear_Events.
For press and broadcast: product images, video footage and company logos can be downloaded from the Clearwire website at: http://www.clearwire.com/newsroom. To subscribe to Clearwire’s RSS news feed, click here.
About Clearwire
Clearwire Corporation (NASDAQ:CLWR), through its operating subsidiaries, is a leading provider of wireless broadband services. As of June 30, Clearwire’s 4G network is currently available in areas of the U.S. where approximately 56 million people live and the company plans to continue to expand its 4G coverage. Clearwire’s open all-IP network, combined with significant spectrum holdings, provides an unprecedented combination of speed and mobility to deliver next generation broadband access. The company markets its 4G service through its own brand called CLEAR® as well as through its wholesale relationships with Sprint, Comcast and Time Warner Cable. Strategic investors include Intel Capital, Comcast, Sprint, Google, Time Warner Cable, and Bright House Networks. Clearwire is headquartered in Kirkland, Wash. Additional information is available at www.clearwire.com.
Forward-Looking Statements
This release, and other written and oral statements made by Clearwire from time to time, contains forward-looking statements which are based on management’s current expectations and beliefs, as well as on a number of assumptions concerning future events made with information that is currently available. Forward-looking statements may include, without limitation, management’s expectations regarding future financial and operating performance and financial condition; proposed transactions; network development and market launch plans; strategic plans and objectives; industry conditions; the strength of the balance sheet; and liquidity and financing needs. The words “will,” “would,” “may,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “believe,” “target,” “designed,” “plan” and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to put undue reliance on such forward- looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside of Clearwire’s control, which could cause actual results to differ materially and adversely from such statements. Some factors that could cause actual results to differ are:

•	We are an early-stage company with a history of operating losses and we expect to continue to realize significant net losses for the foreseeable future.

•	Our current and future plans are subject to a number of conditions and uncertainties, including among others, our ability to manage ongoing market development activities (including the development of over 10,000 sites), our performance in launched markets and our access to additional funding.

•	We regularly evaluate our plans, and we may elect to pursue new or alternative strategies which we believe would be beneficial to our business, including among other things, modifying the pace at which we build our 4G mobile broadband networks, augmenting our network coverage in markets we launch, changing our sales and marketing strategy and or acquiring additional spectrum. Such modifications to our plans could significantly change our capital requirements.

•	We believe that we require substantial additional financing to maintain our current business plans, and if we are unable to raise such financing on acceptable terms we will need to modify our plans accordingly.

•	We may fail to realize all of the anticipated benefits of the transactions with Sprint and the strategic investors.

•	We have deployed a wireless broadband network based on mobile WiMAX technology and would incur significant costs to deploy alternative technologies. Additionally, such alternative technologies may not perform as we expect on our network and deploying such technologies would result in additional risk to the company.

•	We currently depend on our commercial partners to develop and deliver the equipment for our legacy and mobile WiMAX networks.

•	Many of our competitors are better established and have significantly greater resources, and may subsidize their competitive offerings with other products and services.

•	Our substantial indebtedness and restrictive debt covenants could limit our financing options and liquidity position and may limit our ability to grow our business.

•	Sprint Nextel Corporation owns a majority of our shares, resulting in Sprint holding a majority voting interest in the Company, and Sprint may have, or may develop in the future, interests that may diverge from other stockholders.

•	Future sales of large blocks of our common stock may adversely impact our stock price.
For a more detailed description of the factors that could cause such a difference, please refer to Clearwire’s filings with the Securities and Exchange Commission, including the information under the heading “Risk Factors” in our Annual Report on Form 10-K filed on February 24, 2010 and our Quarterly Report on Form 10-Q filed on May 6, 2010. Clearwire assumes no obligation to update or supplement such forward-looking statements.
Contacts
Clearwire Media:
Susan Johnston, 425-216-7913
susan.johnston@clearwire.com
JLM Partners for Clearwire:
Jeremy Pemble or Mike DiGioia, 206-381-3600
Jeremy@jlmpartners.com or Mike@jlmpartners.com
Clearwire Investors:
Paul Blalock, 425-636.5828
Paul.blalock@clearwire.com